Exhibit 99

NEWS RELEASE
TO BUSINESS EDITOR

PEOPLES NEIGHBORHOOD BANK RECOGNIZED IN THE TOP 100 COMMUNITY BANKS

Hallstead, PA, March 23 - SNL Financial recently released its listing of the top 100 community banks between $500 million and $5 billion in assets, recognizing Peoples Neighborhood Bank for their performance in 2011.

SNL ranked the best-performing community banks using six core financial performance metrics that focus on profitability, asset quality, and loan growth for the year ended December 31, 2011.  Banks were evaluated on return on average tangible assets before tax, net charge-offs as a percentage of average loans, adjusted Texas ratio, efficiency ratio, net interest margin, and loan growth.

President and CEO Alan Dakey expressed appreciation for this recognition and stated that, “we have a great team which is responsible for our strong performance in 2011.”  According to Mr. Dakey, while there is a perception that banks are under stress, this is certainly not the case at PNB, as our results were primarily attributable to strong loan growth, limited loan losses, and prudent management of expenses.  PNB was also recognized by SNL Financial for their performance in 2010.

Peoples Financial Services Corporation is the parent company of Peoples Neighborhood Bank (the “Bank”), an independent community bank serving Lackawanna, Wyoming and Susquehanna Counties in Pennsylvania and Broome County in New York through eleven offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. In addition, customers can take advantage of PNB Online Banking services by accessing the Company's website at http://www.peoplesnatbank.com. Peoples Wealth Management, a division of the Bank’s subsidiary Peoples Advisors LLC, provides investment advisory services to the general public. The Company's business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies.

SOURCE: Peoples Financial Services Corp.
/Contact: MEDIA/INVESTORS, Scott A. Seasock, 570.879.2175 or scotts@peoplesnatbank.com

Co: Peoples Financial Services Corp.
St: Pennsylvania
In: Fin

Except for the historical information contained, herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company's Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.